Exhibit 99 (a)
                         Canada Southern Petroleum Ltd.
                                  news release

                                 CANADA SOUTHERN
                                    RECEIVES
                               KOTANEELEE REVENUES


         Calgary, Alberta, May 24, 2001-- Canada Southern Petroleum Ltd. (NASDAQ: CSPLF; Toronto / Boston/Pacific: CSW) said it has received its first payment of net production proceeds from the Kotaneelee gas field.
         A Canada Southern spokesman said the Company has been informed by one of the working interest partners that the carried interest account reached undisputed payout status on January 19, 2001 and that the field generated total net revenues of approximately $5,700,000 (Cdn.) in January after the payout date. Canada Southern's 30% share is approximately $1,700,000 (Cdn.) and the Company received $866,000 (Cdn.) as that partner's January payment to the Company. The Company had previously reported on May 1, 2001 that it expected to receive aggregate net proceeds for the two months ended February 28, 2001 of approximately $1,800,000 (Cdn.).
         Any statements in this release that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995.
 Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Among these uncertainties are the cost, duration and ultimate outcome of the Kotaneelee gas field litigation, oil and gas prices, levels of oil and gas production and capital expenditures which may be made by operators of properties in which the Company has interests.


                    Contact: Ben Anderson, at (403) 269-7741